As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-267264
Registration No. 333-267265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-267264

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-267265

UNDER THE SECURITIES ACT OF 1933

BERKSHIRE GREY, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2994421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 South Road
Bedford, Massachusetts 01730
(833) 848-9900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Wagner
Chief Executive Officer
Berkshire Grey, Inc.
140 South Road
Bedford, MA 01730
(833) 848-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jocelyn Arel Mark S. Opper Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Berkshire Grey, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

1.
Registration Statement on Form S-3 (No. 333-267264) filed with the SEC on September 2, 2022, pertaining to the registration of up to 25,250,616 shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”), issuable upon exercise of a warrant to purchase Common Stock.

2.
Registration Statement on Form S-3 (No. 333-267265) filed with the SEC on September 2, 2022, pertaining to the registration of up to $200,000,000 in aggregate dollar amount of the Registrant’s Common Stock, preferred stock, warrants, units and/or debt securities.

As previously disclosed, on March 24, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Merger Sub”), and the Registrant, pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of SoftBank. On July 20, 2023, SoftBank completed its acquisition of the Registrant.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts on the 20th day of July, 2023.

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name:	Thomas Wagner
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.